Exhibit 99.1

Investor Relations and Media Contact
Tom Decker
847/653-7399

Taylor Capital Group Announces

Results of 2012 Annual Meeting

CHICAGO, IL – May 31, 2012 – Taylor Capital Group, Inc. (the “Company”) (NASDAQ: TAYC), the parent company of Cole Taylor Bank, announced today the results of its Annual Meeting of Stockholders that was held on May 31, 2012.

At the meeting, the Company’s stockholders re-elected all of the members of its Board of Directors: Bruce W. Taylor, Mark A. Hoppe, Harrison I. Steans, Ronald L. Bliwas, C. Bryan Daniels, Ronald Emanuel, M. Hill Hammock, Elzie L. Higginbottom, Michael H. Moskow, Louise O’Sullivan, Melvin E. Pearl, Shepherd G. Pryor, IV, Jennifer W. Steans, Jeffrey W. Taylor and Richard W. Tinberg. These directors will hold office until the 2013 Annual Meeting of Stockholders or until their successors are elected and qualified.

In addition, the Company’s stockholders approved the Company’s non-binding advisory resolution approving the executive compensation described in the Company’s proxy statement filed with the SEC on April 27, 2012, and proposals to amend the Company’s existing certificate of incorporation and by-laws in order to both simplify these governance documents and update and conform them to the Company’s current capital and governance structure.

About Taylor Capital Group, Inc. (NASDAQ: TAYC)

Taylor Capital Group, Inc. is the $4.7 billion bank holding company of Cole Taylor Bank, a commercial bank headquartered in Chicago. Cole Taylor specializes in serving the banking needs of closely held businesses and the people who own and manage them. Through its divisions Cole Taylor Business Capital and Cole Taylor Mortgage, the Bank also provides asset based lending and residential mortgage loan products through a growing network of offices throughout the United States. Cole Taylor is a member of the FDIC and is an Equal Housing Lender.